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                                                                   EXHIBIT 21.1


                          SUBSIDIARIES OF NATROL, INC.

                              Natrol Products, Inc.
                            Natrol Acquisition, Inc.
                            Natrol Real Estate, Inc.
                           Natrol Real Estate, Inc. II
                             Prolab Nutrition, Inc.